Exhibit 10(ll)

THE POTASH CORPORATION OF SASKATCHEWAN INC.

DEFERRED SHARE UNIT PLAN FOR NON-EMPLOYEE DIRECTORS

Section 1.	Purpose

The Potash Corporation of Saskatchewan Inc. Deferred Share Unit Plan for Non-Employee Directors (the “Plan”) is intended to enhance the Corporation’s ability to attract and retain highly qualified individuals to serve as members of the Board and to promote a greater alignment of interests between non-employee members of the Board and the shareholders of the Corporation.

Section 2.	Definitions

In this Plan, the following expressions shall have the following meanings:

(a)	“Aggregate Purchase Price” has the meaning assigned thereto in Section 8 hereof;

(b)	“Agreement” means the agreement, in the form recommended by the Committee and as approved by the Board, as it may be amended from time to time, entered into by the Corporation and an Eligible Director pursuant to Section 6 hereof in connection with all of the Share Units which shall be credited to a Participant’s account under the Plan and setting forth the related rights and obligations of the Corporation and of the Eligible Director;

(c)	“Annual Retainer Fee” means the amount, expressed in dollars, of the retainer fees which would, but for the Plan, be payable in cash by the Corporation to an Eligible Director for service as a member of the Board each year, and for greater certainty, Annual Retainer Fee shall include retainer fees payable in respect of Committee service but shall exclude per diem meeting fees, per diem travel payments and any other compensation which may be payable by the Corporation to the Eligible Director;

(d)	“Board” means the Board of Directors of the Corporation;

(e)	“Broker” means a broker who is independent from the Corporation and who is a member of the stock exchange which is relevant for determining the value of the Share Units;

(f)	“Change of Control” means when any party, including persons acting jointly or in concert with that party, becomes (through a take-over bid or otherwise) the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company, unless in any particular situation the Board determines in advance of such event that such event shall not constitute a Change of Control;

(g)	“Committee” means the committee of directors of the Corporation generally responsible for compensation related matters;

(h)	“Common Share” means a common share without nominal or par value of the Corporation;

(i)	“Corporation” means Potash Corporation of Saskatchewan Inc.;

(j)	“Deadline Date” means the first (1st) day of December in the calendar year immediately following the calendar year in which the Termination of Board Service by the Participant occurred;

(k)	“Effective Date” has the meaning assigned thereto in Section 11 hereof;

(l)	“Elected Percentage” has the meaning assigned thereto in Section 5 hereof;

(m)	“Election” has the meaning assigned thereto in Section 5 hereof;

(n)	“Election Expiry Date” has the meaning assigned thereto in Section 5 hereof;

(o)	“Eligible Director” has the meaning assigned thereto in Section 4 hereof;

(p)	“Entitlement Date” has the meaning assigned thereto in Section 8 hereof;

(q)	“Income Tax Regulations” means of the Consolidated Regulations of Canada, Chapter 945, (Consolidated As Of December 31, 1977), Proclaimed In Force August 15, 1979, as amended;

(r)	“Market Value” on any particular day means the market value of one Common Share on such day which, (1) for Eligible Directors resident in Canada, shall be calculated on the basis of the closing price for a board lot of Common Shares on The Toronto Stock Exchange on that day, or if at least one board lot of Common Shares shall not have been traded on The Toronto Stock Exchange on that day, on the immediately preceding day for which at least one board lot was so traded, and (2) for all other Eligible Directors, shall be calculated on the basis of the closing price for a round lot of Common Shares on the New York Stock Exchange on that day, or if at least one round lot of Common Shares shall not have been traded on the New York Stock Exchange on that day, on the immediately preceding day for which at least one round lot was so traded; provided, however, that if at any time the Common Shares are no longer listed on either such stock exchange, then the Market Value shall be calculated on the basis of the closing price, on the aforesaid day, for a board or round lot of Common Shares on the stock exchange on which the Common Shares are then listed that had the greatest volume of trading on that particular day; provided further that, subject to Section 19 hereof, if the Common Shares cease to be publicly traded in Canada and the United States, then the Market Value shall be the greater of (A) the closing price of a board or round lot of Common Shares on the last trading day on which the Common Shares are publicly traded in Canada or the United States on the stock exchange on which the Common Shares are then listed that had the greatest volume of trading on such last trading day and (B) the consideration paid per Common Share to shareholders of the Corporation generally in the transaction or transactions pursuant to which the Common Shares cease to be publicly traded, in each case, as may be subject to equitable adjustment by the Committee in its sole discretion to account for fluctuations in currency exchange rates if and to the extent that a payment is to be made to an Eligible Director hereunder that is based on a currency other than the currency of the country in which such Eligible Director is resident; notwithstanding the foregoing, if the Common Shares have ceased to be publicly traded in Canada and the United States for more than 90 days, then the Market Value on any particular day shall be as calculated by a Chartered Business Valuator, accredited by the Canadian Institute of Chartered Business Valuators, as selected and approved by the Committee;

(s)	“Participant” means an Eligible Director who has been awarded or paid Share Units under the Plan;

(t)	“Payout Market Value” has the meaning assigned thereto in Section 8 hereof;

(u)	“Plan” means The Potash Corporation of Saskatchewan Inc. Deferred Share Unit Plan for Non-Employee Directors, as amended from time to time;

(v)	“Post Change of Control Date” means the tenth trading day following the date that a Participant’s Termination of Board Service has occurred;

(w)	“Price per Common Share” has the meaning assigned thereto in Section 8 hereof;

(x)	“Quarter” means any of the four quarters, of any financial year, of the Corporation, currently ending on March 31, June 30, September 30 and December 31;

(y)	“Quarterly Retainer Payment” means the amount, expressed in dollars, representing twenty-five percent (25%) of the Annual Retainer Fee which would, but for the Plan, be payable in cash on the last day of each Quarter by the Corporation to an Eligible Director, or if, with respect to any Quarter, an Eligible Director has served during the applicable term as a member of the Board of Directors for a number of days that is less than the full Quarter, the amount, expressed in dollars, which is the product of: (1) the quotient determined by dividing: (A) the number of days in the particular Quarter during the term in which the Eligible Director served as a member of the Board, by (B) the aggregate number of days in the particular Quarter; and (2) the amount, expressed in dollars, of the Quarterly Retainer Payment which would otherwise have been payable for such Quarter had the Eligible Director served as a member of the Board for the full Quarter or the applicable term during which the Eligible Director served as a member of the Board been extended for the full Quarter;

(z)	“Reference Date”, with respect to any Quarter, means the date which shall be used to determine, on a quarterly basis, the Market Value of a Common Share for purposes of determining the number of Share Units to be credited, for such Quarter, to a Participant’s account pursuant to Section 5 hereof, which date shall be, unless otherwise determined by the Committee and approved by the Board, the last trading day of such Quarter on which the Market Value of a Common Share may be determined or, if a Participant’s Termination of Board Service occurs during the Quarter prior to such last trading date, the date of Termination of Board Service of the Participant, provided that if the date of Termination of Board Service is not a trading day on which the Market Value of a Common Share may be determined, the Reference Date shall be the immediately preceding trading day on which such Market Value may be determined;

(aa)	“Share Unit” means a unit credited by means of a bookkeeping entry on the books of the Corporation to a Participant’s account in accordance with the terms and conditions of the Plan;

(bb)	“Specified Employee” is an individual who meets all of the following requirements:

(i)	is a U.S. Participant; and

(ii)	is an officer of the Corporation with employee compensation from the Corporation of more than $160,000 US Dollars (as adjusted for inflation as determined by the Committee), or owns more than 5% of the issued and outstanding Common Shares of the Corporation, or owns more than 1% of the issued and outstanding Common Shares of the Corporation and also receives annual employee compensation from the Corporation of more than $150,000 US Dollars.

(cc)	“Subsidiary” means any corporation a majority of whose shares normally entitled to vote in electing directors is owned directly or indirectly by the Corporation;

(dd)	“Termination of Board Service” shall mean the earliest date on which both of the following conditions are met: (1) the Participant has ceased to be a member of the Board or of the Board of Directors of any Subsidiary of the Corporation for any reason whatsoever, including the death of a Participant; and (2) the Participant is neither an employee of the Corporation or of a Subsidiary of, nor a member of the Board of Directors of the Corporation or of the Board of Directors of any Subsidiary of the Corporation;

(ee)	“Tranche” has the meaning assigned thereto in Section 5 hereof;

(ff)	“Tranche Entitlement Date” has the meaning assigned thereto in Section 5 hereof;

(gg)	“U.S. Participant” means a Participant who is subject to taxation under the U.S. Internal Revenue Code of 1986, as amended; and

(hh)	“Value Election” has the meaning assigned thereto in Section 8 hereof.

Section 3.	Administration of the Plan

Subject to Section 5, Section 6, Section 8, Section 10 and Section 12 hereof, the Plan shall be administered by the Committee, the whole subject to applicable corporate and securities law requirements and the Committee shall have full and complete authority to interpret the Plan, to prescribe such rules and regulations (including those with respect to the holding of meetings by telephone and/or video conference) and to make such other determinations as it deems necessary or desirable for the administration of the Plan. All actions taken and decisions made by the Committee shall, subject to confirmation by the Board where required, be final, conclusive and binding on all parties concerned, including, but not limited to, a Participant and such Participant’s beneficiaries and legal representatives, the Corporation and its Subsidiaries, their employees and shareholders. All expenses of administration of the Plan shall be borne by the Corporation, including any reasonable brokerage fees relating to the purchase of Common Shares under the Plan.

The Plan shall always be administered in the manner such that the Plan continuously satisfies the requirements of paragraph 6801(d) of the Income Tax Regulations.

Section 4.	Eligibility

The Plan shall apply to all members of the Board who at the time of execution of the Agreement (or at the time of any amendment thereof) and at all times thereafter while they continue to serve as a member of the Board, as the case may be, are not employees of the Corporation or of any Subsidiary of the Corporation (“Eligible Directors”).

A Participant who becomes an employee of the Corporation or a Subsidiary of the Corporation shall no longer be eligible to receive Share Units under the Plan. In that case, starting with the Quarter in which the Participant became such an employee, all of his or her future Quarterly Retainer Payments, if any, shall be paid in cash. However, Share Units already credited to such person’s account shall remain governed by the Plan for so long as there has been no Termination of Board Service with respect to such person.

Notwithstanding the foregoing, with respect to any U.S. Participant, the U.S. Participant’s election to defer any portion of the Annual Retainer Fee for the year in which the U.S. Participant became an employee shall remain in effect through the last day of such year.

Section 5.	Deferral of Annual Retainer Fee

Share Units may be awarded or paid to an Eligible Director in the following circumstances and on the following conditions:

a)	an Eligible Director may elect (an “Election”), with respect to any particular calendar year, to be paid up to one hundred percent (100%) of the Annual Retainer Fees otherwise payable to such Eligible Director in cash in that calendar year in the form of Share Units (each year’s allotment of units being a “Tranche”). In order to elect to participate in the Plan with respect to any particular calendar year, an Eligible Director shall, on or before the date that is the last business day of the calendar year ending immediately before the particular calendar year to which the Annual Retainer Fees relate (the “Election Expiry Date”), complete and deliver to the Corporation a written Election specifying:

1.	For all Participants, in percentage form (the “Elected Percentage”) the extent to which such Eligible Director elects to participate in the Plan for the particular calendar year; and

2.	For U.S. Participants only, the entitlement date for that specific Tranche (the “Tranche Entitlement Date”), which shall be the date which is a specified number of days after Termination of Board Service, but no later than the Deadline Date. If no date is indicated, or if the Tranche Entitlement Date provided is after the Deadline Date, then the Tranche Entitlement Date shall be the Deadline Date.

Such Election may be revoked or modified if written notification of such revocation or modification is received by the Corporation before the Election Expiry Date. Subject to confirmation by the Board, the Committee may substitute a new date for the Election Expiry Date, provided that such new date shall apply solely to the Annual Retainer Fees earned for services rendered after such new date, and for U.S. Participants which are not new Participants in a given year then any such new Election Expiry Date shall only be before the beginning of the calendar year in which the Annual Retainer Fees are paid.

b)	In order for an Eligible Director to participate in the Plan in the calendar year in which such Eligible Director is first elected or appointed to the Board, the Eligible Director shall, before the earlier of: (i) the date that is thirty days after the date the Eligible Director is first elected or appointed to the Board; and (ii) the last business day of the particular Quarter in which the Eligible Director is first elected or appointed to the Board, complete and deliver to the Corporation a written Election for that year’s Tranche of Share Units specifying:

1.	the Eligible Director’s Elected Percentage, which, in the case of any U.S. Participant, shall apply to the portion of the Annual Retainer Fee attributable to services performed after the election becomes irrevocable; and

2.	For U.S. Participants only, the Tranche Entitlement Date for that year’s Tranche of Share Units, which shall be the date which is a specified number of days after Termination of Board Service, but no later than the Deadline Date. If no date is indicated, or if the Tranche Entitlement Date provided is after the Deadline Date, then the Tranche Entitlement Date shall be the Deadline Date.

Such Election may be revoked or modified if written notification of such revocation or modification is received by the Corporation before the earlier of (i) and (ii) above.

c)	The number of Share Units (including fractional Share Units) to be credited on a quarterly basis to an Eligible Director’s account with respect to any particular Quarter shall be equal to the quotient determined by dividing: (1) the Elected Percentage, expressed in Canadian dollars for Eligible Directors resident in Canada and expressed in U.S. dollars for all other Eligible Directors, of the Eligible Director’s Quarterly Retainer Payment which would, but for the Plan, have been paid in cash with respect to such Quarter, by (2) the Market Value of a Common Share on the Reference Date for such Quarter.

Section 6.	Execution of Agreement

Each Eligible Director shall, as soon as practicable after the Effective Date, or, in the case of Eligible Directors who shall become members of the Board after such date, as soon as practicable after the date on which his or her term as a member of the Board commenced, enter into an Agreement with the Corporation. Such Agreement shall set out certain rights and obligations of the parties thereto with respect to all of the Share Units which shall, under the Plan, be credited to the account of a Participant, and shall remain in full force and effect until all such Share Units shall have been cancelled.

Section 7.	Dividendlike Amounts

A Participant’s account shall, from time to time during the term of the Participant’s Agreement, including the period following the Participant’s Termination of Board Service and until the Entitlement Date referred to in Section 8 hereof, be credited with additional Share Units, the number of which shall be equal to the quotient determined by dividing: (1) the product determined by multiplying: (a) one hundred percent (100%) of the amount of each dividend declared and paid by the Corporation on its Common Shares, on a per share basis (excluding stock dividends, but including dividends which may be paid in cash or in shares at the option of the shareholder), converted into Canadian dollars for Participants resident in Canada, by (b) the number of Share Units recorded in the Participant’s account on the record date for the payment of such dividend, by (2) the Market Value of a Common Share on the payment date of such dividend, with fractions computed to four decimal places.

For greater certainty, any Share Unit credited to a Participant’s account as a result of the operation of this Section 7 shall be credited to the Participant’s account effective the same date as the payment of the dividend referred to above.

For U.S. Participants, the Tranche Entitlement Date for Share Units granted under this Section 7 shall be the Tranche Entitlement Date for the underlying Share Units to which the dividends are attributable.

Section 8.	Payment of Share Units

The entitlement date (“Entitlement Date”) of a Participant with respect to whom Termination of Board Service has occurred shall be:

i) for U.S. Participants, in respect of each separate Tranche, the Tranche Entitlement Date for that specific Tranche; or

ii) for all other Participants, the earlier of (a) the Deadline Date, (b) the date on which a Value Election has been made, and (c) in circumstances where Termination of Board Service occurs on the same day as or is preceded by a Change of Control, the Post Change of Control Date;

After the Termination of Board Service, the Participant may make an election (“Value Election”), in the form and content (and delivered by such means) as determined from time to time in writing by the Committee, to determine the payout market value (“Payout Market Value”) as follows:

i) If the Value Election is received before the first to close of The Toronto Stock Exchange and the New York Stock Exchange on a trading day on which the Market Value of a Common Share may be determined, then the Payout Market Value shall be the Market Value as of that date;

ii) If the Value Election is received after the first to close of The Toronto Stock Exchange and the New York Stock Exchange, or on a date which is not a trading day on which the Market Value of a Common Share may be determined, then the Payout Market Value shall be the Market Value on the next available day on which such Market Value may be determined; and

iii) Unless there has been a Change of Control, if a Participant (other than a U.S. Participant) fails to make a Value Election before the Deadline Date, then the Payout Market Value shall be the Market Value as of the Deadline Date, and if the Deadline Date is not a day on which the Market Value of a Common Share may be determined, then the Payout Market Value shall be the Market Value on the next available day on which such Market Value may be determined;

(iv) Where there has been a Change of Control, if a Participant (other than a U.S. Participant) fails to make a Value Election before the Post Change of Control Date, then the Payout Market Value shall be the Market Value as of the Post Change of Control Date, and if the Post Change of Control Date is not a day on which the Market Value of a Common Share may be determined, then the Payout Market Value shall be the Market Value on the next available day on which such Market Value may be determined; and

(v) If a U.S. Participant fails to make a Value Election before a Tranche Entitlement Date, then the Payout Market Value for such Tranche shall be the Market Value as at the Tranche Entitlement Date.

Unless there has been a Change of Control, a Participant shall receive on the fourteenth (14th) day after the Entitlement Date in satisfaction of the number of Share Units recorded in the Participant’s account (and for U.S. Participants, in respect of that Tranche) on the Entitlement Date: (1) such number of Common Shares to be purchased on The Toronto Stock Exchange or the New York Stock Exchange which have an aggregate Market Value equal to the product determined by multiplying: (a) the number of Share Units then recorded in the account of the Participant, by (b) the Payout Market Value of a Common Share, net of applicable withholdings; or (2) a cash payment equal to the product determined by multiplying: (a) the number of Share Units then recorded in the account of the Participant, by (b) the Payout Market Value of a Common Share, net of applicable withholdings. Where there has been a Change of Control, a Participant (other than a U.S. Participant) shall receive his or her entitlement as aforesaid within 7 days after the Entitlement Date. Where there has been a Change of Control, a U.S. Participant shall receive his or her entitlement as aforesaid on the fourteenth (14th) day after the Entitlement Date.

Where the Corporation’s Common Shares are to be purchased on the open market, the Corporation shall notify the Broker on the Entitlement Date as to the number of Common Shares to be purchased by the Broker on behalf of the Participant. As soon as practicable thereafter, the Broker shall purchase on the open market the number of Common Shares which the Corporation has requested the Broker to purchase and notify the Participant and the Corporation of: (1) the aggregate purchase price (“Aggregate Purchase Price”) of the Common Shares, (2) the purchase price per Common Share or, if the Common Shares were purchased at different prices, the average purchase price (computed on a weighted average basis) per Common Share (“Price per Common Share”), (3) the amount of any related reasonable brokerage commission, and (4) the settlement date for the purchase of the Common Shares. On the settlement date, upon payment of the Aggregate Purchase Price and related reasonable brokerage commission by the Corporation, the Broker shall deliver to the Participant or to his legal representative the certificate representing the Common Shares. Regardless of whether a cash payment or Common Shares of the Corporation are used to satisfy the Participant’s Share Unit entitlement, any entitlement to fractional Share Units shall be paid in cash based on the Price per Common Share, net of applicable withholdings.

For U.S. Participants, any deferred compensation under this Plan as of December 31, 2012, shall be subject to the terms and conditions of the Plan as they existed on that date, and the Plan shall be interpreted to comply with the deferred compensation tax laws of the United States but only to the degree consistent with paragraph 6801(d) of the Income Tax Regulations. Any benefits accrued subsequent to that date shall be subject to the terms and conditions of the current amended Plan.

Notwithstanding anything in the Plan, and for greater certainty, amounts that may be received under the Plan by any Participant shall only be received after the time of the Participant’s death or retirement from, or loss of, the office or employment and no later than the end of the first calendar year commencing thereafter, as such terms are understood for the purposes of paragraph 6801(d) of the Income Tax Regulations.

Section 9.	Participant’s Account

The Corporation shall maintain in its books an account for each Plan Participant recording at all times the number of Share Units standing to the credit of the Participant. Upon payment in satisfaction of Share Units, such Share Units shall be cancelled. A written confirmation of the balance in the account shall be mailed by the Corporation to the Participant at least annually.

Section 10.	Deferral of Other Fees

The Committee may, at its discretion, subject to confirmation by the Board, extend the Plan to cover fees other than Annual Retainer Fees and thereby allow an Eligible Director to elect to receive such other fees which would otherwise be payable in cash in any particular calendar year, in the form of Share Units. In the event such extension should occur, the election shall be made on or before the date that is the last business day of the calendar year ending immediately before the particular calendar year to which such fees relate. In order for an Eligible Director to make the election in the calendar year in which such Eligible Director is first elected or appointed to the Board, the Eligible Director shall complete and deliver to the Corporation his or her written election, before the earlier of: (i) the date that is thirty days after the date the Eligible Director is first elected or appointed to the Board; and (ii) the day the Eligible Director first becomes entitled to receive payment of such other fees. Any such payment in the form of Share Units shall be subject to such conditions as the Committee may impose.

Section 11.	Effective Date of the Plan

The effective date of the Plan (the “Effective Date”) shall be the date on which an advance income tax ruling is received from the Canada Revenue Agency confirming to the satisfaction of the Board that the Plan is “a prescribed plan or arrangement” as described in paragraph 6801(d) of the Income Tax Regulations.

Section 12.	Amendments to, Suspension or Termination of, the Plan

The Board may from time to time amend, suspend or terminate the Plan in whole or in part. However, any such amendment, suspension or termination shall not adversely affect the rights of any Participant under any Agreement existing at the time of such amendment, suspension or termination without the consent of the affected Participant. Notwithstanding the foregoing, any amendment or termination of the Plan shall be such that the Plan continuously satisfies the requirements of Regulation 6801(d) of the Act or any successor provision thereto.

If the Board terminates the Plan, prior awards of Share Units shall, at the discretion of the Board, either (1) become immediately payable in accordance with the terms of the Plan in effect at such time, or (2) remain outstanding and in effect and paid in due course in accordance with their applicable terms and conditions.

Section 13.	Purchases on the Open Market

Where, pursuant to the Plan, the Corporation’s Common Shares are to be purchased in satisfaction of a Participant’s Share Units, such purchases shall be made on the open market by a Broker. Upon designation of a Broker or at any time thereafter, the Corporation may elect to provide the designated Broker with a letter agreement to be executed by the Broker and entered into with the Participant and to which the Corporation would also be a party, setting forth, inter alia, (1) the Broker’s concurrence to being so designated, to acting for the Participant’s account in accordance with customary usage of the trade with a view to obtaining the best share price for the Participant, and to delivering to the Participant or his/her legal representative the share certificate for the Common Shares purchased upon payment by the Corporation of the purchase price and related reasonable brokerage commission, and (2) the Corporation’s agreement to notify the Broker of the number of Common Shares to be purchased and to pay the purchase price and the related reasonable brokerage commission, provided however that no terms of said letter agreement shall have the effect of making the Broker or deeming the Broker to be an affiliate of (or not independent from) the Corporation for purposes of any applicable corporate, securities or stock exchange requirement.

Section 14.	Rights of Participants

Except as specifically set out in the Plan or an Agreement, no Eligible Director, Participant or other person shall have any claim or right to any Common Shares deliverable in payment of Share Units granted pursuant to the Plan.

Under no circumstances shall Share Units be considered Common Shares nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of the Common Shares, nor shall any Participant be considered the owner of the Common Shares until after the date of the purchase of such Common Shares on the open market.

Neither the Plan nor any grant thereunder shall be construed as granting a Participant a right to be retained as a member of the Board or as a member of the board of directors of any Subsidiary or a claim or right to any future grants of Share Units.

Section 15.	Death of Participant

In the event of a Participant’s death, any and all Share Units then credited to the Participant’s account shall become payable to the Participant’s estate in accordance with Section 8 hereof.

Section 16.	Compliance with Applicable Laws

Any obligation of the Corporation with respect to its Common Shares pursuant to the terms of the Plan is subject to compliance with all applicable laws. The Participant shall comply with all such laws and furnish the Corporation with any and all information and undertakings as may be required to ensure compliance therewith.

In the case of any inconsistency or ambiguity as to whether the Plan is “a prescribed plan or arrangement” as described in paragraph 6801(d) of the Income Tax Regulations, the Plan shall be interpreted and administered in such a manner as to qualify as “a prescribed plan or arrangement”.

Section 17.	Withholding Taxes

The Corporation shall be entitled to deduct any amount of withholding taxes and other withholdings from any amount paid or credited hereunder.

Section 18.	Transferability

In no event may the rights or interests of a Participant under the Plan be assigned, encumbered, pledged, transferred or alienated in any way, except to the extent that certain rights may pass to a beneficiary or legal representative upon death of a Participant, by will or by the laws of succession and distribution.

Section 19.	Alteration of Number of Share Units Subject to the Plan; Other Adjustments

In the event of the declaration of any dividend declared upon the Common Shares payable in Common Shares, a subdivision, stock-split, consolidation, reclassification, exchange, capital reorganization or other change with respect to the Common Shares, or a merger, consolidation, spin-off or other distribution (other than ordinary course cash dividends) of the Corporation’s assets to its shareholders or similar business transaction affecting the Common Shares, the number of Share Units then recorded in the Participant’s account shall be adjusted in such manner, if any, as the Board may in its discretion deem appropriate to reflect the event, including, without limitation, to reflect the conversion or exchange of Common Shares into other shares, including shares of the Corporation or of a related corporation. However, no amount will be paid to, or in respect of, an Eligible Director under the Plan or pursuant to any other arrangement, and no Share Units will be granted to such Eligible Director to compensate for a downward fluctuation in the price of the Common Shares, nor will any other form of benefit be conferred upon, or in respect of, an Eligible Director for such purpose.

In addition, for U.S. Participants only, notwithstanding any Election to the contrary, if, during the 60-day period following the effective date of a Change of Control a Termination of Board Service occurs with respect to such U.S. Participant then the Entitlement Date or Tranche Entitlement Date, as applicable, for all Tranches of Share Units credited to such U.S. Participants shall be the date on which the Termination of Board Service for such U.S. Participant occurs, and such U.S. Participant shall receive his or her entitlement on the fourteenth (14th) day after such date. In such a circumstance, the U.S. Participant may make a Value Election after Termination of Board Service but before such date. If the U.S. Participant fails to make a Value Election before such date, then the Payout Market Value shall be the Market Value as of the day before such date, or the closest available previous date on which Market Value can be determined.

Further, notwithstanding any Election to the contrary, whether or not there has been a Change of Control, if a U.S. Participant is a Specified Employee at the time of the U.S. Participant’s Termination of Board Service, amounts that would otherwise be payable pursuant to the Plan during the six-month period immediately following the U.S. Participant’s Termination of Board Service will instead be paid or made available on the date which is the earlier of (i) the first day of the seventh month following the U.S. Participant’s Termination of Board Service and (ii) the U.S. Participant’s death. In such a circumstance, the U.S. Participant may make a Value Election after Termination of Board Service but before such date. If the U.S. Participant fails to make a Value Election before such date, then the Payout Market Value shall be the Market Value as of the day before such date, or the closest available previous date on which Market Value can be determined.

Notwithstanding anything in the Plan, and for greater certainty, amounts that may be received under the Plan by any Participant shall only be received after the time of the Participant’s death or retirement from, or loss of, the office or employment and no later than the end of the first calendar year commencing thereafter, as such terms are understood for the purposes of paragraph 6801(d) of the Income Tax Regulations.

Section 20.	Unfunded Plan

Unless otherwise determined by the Committee and approved by the Board, the Plan shall be unfunded until payment of the Share Units under Section 8 hereof.

The Corporation’s obligations hereunder shall constitute general, unsecured obligations, payable solely out of its general assets and no Participant or other person shall have any right to any specific assets of the Corporation. The Corporation shall not segregate any assets for the purpose of funding its obligations with respect to the Share Units credited hereunder and shall not be deemed to be a trustee of any amounts to be distributed or paid pursuant to the Plan. No liability or obligation of the Corporation shall be deemed to be secured by any pledge of, or encumbrance on, any property of the Corporation.

Section 21.	Governing Law

The Plan shall be governed by and interpreted in accordance with the laws in force in the province of Saskatchewan.

Signed:	/s/ John W. Estey

Date:	April 26, 2012